EXHIBIT 11



                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE


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

                          Year Ended December 31,

(Dollars in Thousands)
                                           2001          2000        1999

Primary
Net Income                                  $   5,433   $   5,208   $   5,160
 Shares
  Weighted average number of
    common shares outstanding               2,833,727   2,833,727   2,862,890
  Adjustments - increases or
    decreases                                    None        None        None
  Weighted average number of
    common shares outstanding
    as adjusted                             2,833,727   2,833,727   2,862,890

  Basic earnings per common
    share                                   $    1.92   $    1.84    $    1.80


Assuming full dilution
Net Income                                  $   5,433   $   5,208   $   5,160

 Shares
  Weighted average number of
   common shares outstanding                2,833,727   2,833,727   2,862,890
  Adjustments - increases or
   decreases                                     None        None        None
  Weighted average number of
   common shares outstanding
   as adjusted                              2,833,727   2,833,727   2,862,890

  Earnings per common share
   assuming full dilution                   $    1.92   $    1.84    $    1.80


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                                                   EXHIBIT 11

SUMMARY OF SELECTED FINANCIAL DATA

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(Amounts in thousands, except per share)

<CATPION>
                           2001        2000       1999      1998       1997
                           ____        ____       ____      ____       ____

SUMMARY OF OPERATIONS
Interest income            $ 26,836    $ 25,650   $ 23,172  $ 20,703   $ 19,345
Interest expense             14,465      13,995     11,888    10,329      9,381
  Net interest
    income                   12,371      11,655     11,284    10,374      9,964
Provision for loan
  losses                        610         425        325       275        325
Investment securities
  gains (losses)                278         113        124       179         68
Net income                 $  5,433    $  5,208   $  5,160  $  4,888   $  4,660



PER COMMON SHARE
Net income                  $   1.92  $   1.84    $   1.80  $   1.67   $   1.59
Cash dividends                   .81       .77         .70       .59        .47



BALANCE SHEET DATA
Assets                     $393,472    $360,342   $333,516  $303,028   $267,399
Investment
  securities                184,107     156,438    135,031   130,686     98,459
Net loans                   195,302     187,969    182,631   159,112    149,780
Deposits                    294,681     271,473    244,680   247,092    217,647
Stockholders'
  equity                     39,696      36,658     29,358    33,753     31,818



PERFORMANCE RATIOS
Return on average
  assets                       1.41%     1.52%      1.58%      1.72%     1.83%
Return on average
  equity                      13.85%    16.55%     16.12%     14.68%    15.92%
Dividend payout
  ratio                       42.24%    41.90%     38.72%     35.32%    29.76%
Average equity to
  average assets
  ratio                       10.16%     9.20%      9.78%     11.72%    11.49%


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